Psychemedics Corporation Announces Q2 Earnings

DECLARES 84th CONSECUTIVE QUARTERLY DIVIDEND

ACTON, Mass., Aug. 2, 2017 /PRNewswire/ -- Psychemedics Corporation (NASDAQ: PMD) today announced second quarter financial results for the period ended June 30, 2017. The Company also announced a quarterly dividend of $0.15 per share payable to shareholders of record as of August 14, 2017, to be paid on August 24, 2017. This will be the Company's 84th consecutive quarterly dividend.

The Company's revenue for the quarter ended June 30, 2017 was $9.7 million versus $9.7 million for the quarter ended June 30, 2016. Net income for the quarter ended June 30, 2017 was $0.9 million or $0.16 per diluted share, versus $1.6 million or $0.30 per diluted share, for the comparable period last year, a decrease of 44%. The Company's revenue for the six months ended June 30, 2017 was $19.9 million versus $16.4 million for the six months ended June 30, 2016, an increase of 22%. Net income for the six months ended June 30, 2017 was $2.4 million or $0.44 per diluted share, versus $1.6 million or $0.30 per diluted share, for the comparable period last year, an increase of 50%.

Raymond C. Kubacki, Chairman and Chief Executive Officer, said,

"Our 2Q 2017 results represent the first year-to-year comparison where Brazil driver revenues were in last year's results, as 2Q 2016 was the first quarter to include Brazil driver testing. While on the surface this quarter's financial results may appear to be disappointing, we believe our business fundamentals are intact and the results do not reflect the underlying long-term strength of our company.

"As in past reports, I would like to again point out the following regarding the Brazil driver market:

1) It is a large and expanding market. The Brazil professional driver market is large by law (all professional drivers must pass a hair test in securing and renewing their driver's license), and it is also expanding by law (the law requires that in September 2018, professional drivers must renew their licenses every 2½ years, instead of the current every 5 years). This virtually doubles the size of that major portion of the market. At the same time, the great success of this professional driver program (highlighted below) has the government discussing and considering possibly requiring a hair test for some other types of drivers licenses. These factors and results have given us confidence in the long-term attractiveness of this market.

2) We have recognized from the beginning that there are greater uncertainties and continual challenges that accompany any new, large market as it develops, and we plan to address them, as they may occur. In the past quarter, we have made a number of strategic decisions and are implementing a number of strategic initiatives that we believe are in the best long-term interests of the company. Our market share remains strong and we have taken further strategic actions to solidify and strengthen our long-term position in the market. In addition, we now have established a wholly-owned subsidiary in Brazil and have brought on a Country Manager, a Brazilian national to manage our business in Brazil and work with our distributor. We believe in the long-term attractiveness of this market and are willing to make short-term investments and sacrifices. As you know, public companies are often criticized for managing too much for the short term. With these strategic initiatives, we believe we are managing the company for the long term.

"The results of this Brazil driver program have had a major positive impact for the people of Brazil. Recent published data from the Brazil Federal Highway Police shows that in the first year of the program, the numbers of highway deaths and disabilities have been reduced by 39% --- a reduction of approximately 39,000! In addition, 31% of professional drivers chose not to renew their license, showing this test to be a major deterrent as well. The Brazil Center for Research and Economics of Insurance (CPGS) also estimated that with the 32% reduction of traffic accidents in 2016, this represented a savings of billions (BRL $70 billion or US $22 billion).

"At the same time, our domestic business is gaining strength. The Oil and Gas market segment continues to improve, and we are also seeing a meaningful pickup in the transportation market segment. We remain optimistic about continued improvement in our domestic business and are putting plans in place to accelerate our growth.

"The Company's balance sheet remains strong with $3.0 million in cash and $6.5 million of working capital. The total equipment financing obligation outstanding was $1.6 million as of June 30, 2017. This reflects additional payments of $1.3 million, on top of our normal payments, made during the second quarter of 2017. Our directors share our confidence in the future of Psychemedics and remain committed to rewarding shareholders and sharing the financial success of the Company with them as we grow. Therefore, we are pleased to declare a quarterly dividend of $0.15 per share. This dividend represents our 84th consecutive quarterly dividend."

Psychemedics Corporation is the world's largest provider of hair testing for the detection of drugs of abuse. The Company's patented process is used by thousands of U.S. and international clients, including over 10% of the Fortune 500 companies, for pre-employment and random drug testing. Major police departments, Federal Reserve Banks, schools, and other public entities also rely on our unique patented drug testing process. We strongly believe our drug testing method to be superior to any other product currently in use, including traditional urine testing and other hair testing methods.

The Psychemedics web site is www.psychemedics.com

Cautionary Statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, cash flows, dividends, future business, growth opportunities, profitability, pricing, new accounts, customer base, market share, test volume, sales and marketing strategies, U.S. and foreign drug testing laws and regulations and the enforcement of such laws and regulations, required investments in plant, equipment and people and new test development) may be "forward looking" statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the development of markets for new products and services offered, costs of capacity expansion, U.S. and foreign government regulation, including but not limited to FDA regulations, Brazilian laws and regulations, proposed laws and regulations, currency risks, R&D spending, competition (including, without limitation, competition from other companies pursuing the same growth opportunities), the Company's ability to maintain its reputation and brand image, the ability of the Company to achieve its business plans, cost controls, leveraging of its global operating platform, risks of information technology system failures and data security breaches, the uncertain global economy, the Company's ability to attract, develop and retain executives and other qualified employees and independent contractors, including distributors, the Company's ability to obtain and protect intellectual property rights, litigation risks, general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only of the Company's expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions, or circumstances on which any such statement is based.

Psychemedics Corporation Consolidated Statements of Income and Comprehensive Income (in thousands, except per share amounts) (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Revenues	$ 9,684	$ 9,700	$ 19,893	$ 16,367
Cost of revenues	5,075	4,491	9,968	8,420

Gross profit	4,609	5,209	9,925	7,947

Operating Expenses:
General & administrative	1,334	1,186	2,809	2,438
Marketing & selling	1,244	1,302	2,487	2,430
Research & development	321	350	651	710

Total Operating Expenses	2,899	2,838	5,947	5,578

Operating income	1,710	2,371	3,978	2,369
Interest expense, net	(12)	(35)	(34)	(70)

Net income before provision for income taxes	1,698	2,336	3,944	2,299

Provision for income taxes	791	702	1,537	689

Net income	$ 907	$ 1,634	$ 2,407	$ 1,610

Earnings per common share (basic)	$0.17	$0.30	$0.44	$0.30
Earnings per common share (diluted)	$0.16	$0.30	$0.44	$0.30

Dividends declared per share	$0.15	$0.15	$0.30	$0.30

Other comprehensive loss:
Foreign currency translation (gross)	$ (71)	$ -	$ (71)	$ -
Total comprehensive income	$ 836	$ 1,634	$ 2,336	$ 1,610

Psychemedics Corporation Consolidated Balance Sheets (in thousands, except par value) (UNAUDITED)

	June 30,	December 31,
	2017	2016

ASSETS
Current Assets:
Cash and cash equivalents	$ 2,961	$ 3,938
Accounts receivable, net of allowance for doubtful accounts
of $56 in 2017 and $50 in 2016	5,230	5,837
Prepaid expenses and other current assets	1,293	1,079
Income tax receivable	595	--

Total Current Assets	10,079	10,854

Fixed Assets, net of accumulated amortization and depreciation
of $10,263 in 2017 and $8,900 in 2016	12,749	13,358
Other assets	800	820

Total Assets	$ 23,628	$ 25,032

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$ 397	$ 1,363
Accrued expenses	1,993	1,988
Accrued income taxes	432	--
Current portion of long-term debt	542	1,144

Total Current Liabilities	3,364	4,495

Long-term debt	1,063	2,237
Deferred tax liabilities, long-term	2,780	2,693
Total Liabilities	7,207	9,425

Shareholders' Equity:
Preferred stock, $0.005 par value, 873 shares authorized,
no shares issued or outstanding	--	--
Common stock, $0.005 par value; 50,000 shares authorized
6,157 shares issued in 2017 and 6,128 shares issued in 2016	31	31
Accumulated other comprehensive loss	(71)	--
Additional paid-in capital	30,722	30,603
Accumulated deficit	(4,179)	(4,945)
Less - Treasury stock, at cost, 668 shares in 2017 and 2016	(10,082)	(10,082)

Total Shareholders' Equity	16,421	15,607

Total Liabilities and Shareholders' Equity	$ 23,628	$ 25,032

Contact:
Neil Lerner
Vice President of Finance
(978) 206-8220
Neill@psychemedics.com